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EXHIBIT 10.9.2

                   SECOND AMENDMENT TO OFFICE/WAREHOUSE LEASE

         THIS SECOND AMENDMENT TO OFFICE/WAREHOUSE LEASE is made effective as of the 14th of July, 2003, by and between Cambridge Apartments, Inc., a Minnesota corporation ("Lessor"), and Navarre Corporation, a Minnesota corporation ("Lessee").

         WHEREAS, Lessor and Lessee entered into a certain Office/Warehouse Lease dated April 1, 1998, as subsequently amended by that certain First Amendment to Lease dated April 1, 1998 (collectively, the "Lease") pursuant to which Lessor leased to Lessee certain premises located in the City of New Hope (the "City"), County of Hennepin, State of Minnesota consisting of approximately 86,430 square feet of office and warehouse space, commonly described as the Navarre Building, and located at 7400 49th Avenue North, New Hope, Minnesota (the "Demised Premises"); and

         WHEREAS, Lessee owns two parcels of property adjacent to the Demised Premises consisting of one parcel located at 7550 49th Avenue North, New Hope, and a second parcel located to the north thereof and known as Outlot A (the "Lessee Parcels"); and

         WHEREAS, on December 20, 2002, the City instituted quick-take condemnation proceedings on certain property located at 7600 49th Avenue North, New Hope, that is contiguous to the Lessee Parcels, which the City intends to convey to Lessee (this parcel, together with the Lessee Parcels, shall be referred to as the "New Facility Land"); and

         WHEREAS, Lessee intends to construct a facility on the New Facility Land consisting of approximately 111,000 square feet of office and warehouse space (the "New Facility") that Lessee and Lessor intend to be connected through two covered connection ways to the Demised Premises, including modifications to the interior of the Demised Premises for compliance with fire, life safety and accessibility requirements (the "New Facility Connection"), as shown on plans and specifications set forth in Exhibit A (the "Plans; and Specifications"); and

WHEREAS, in addition to the construction of the New Facility Connection, Lessee will make certain other improvements to the Demised Premises including, but not necessarily limited to, the construction of replacement parking on the south end of the Demised Premises, the relocation of sanitary sewer and gas utilities serving the Demised Premises on the southwesterly end of the Demised Premises, the construction of a roadway on the north end of the Demised Premises, the movement of a fire hydrant on the north end of the Demised Premises, and the construction of a storm drain on the west side of the Demised Premises (collectively, the "Permanent Improvements"), all as set forth in the Plans and as described in the Agreement of Reciprocal Easements, Covenants, Conditions and Restrictions ("Easement Agreement") of even date herewith between Lessor and Lessee, a copy of which is attached as Exhibit B to this Addendum; and

         WHEREAS, Lessee may enter into a sale/leaseback arrangement with an investor pursuant to which, upon completion of construction, Lessee would be under an obligation to sell the New Facility to and lease the New Facility back from an investor upon such terms and conditions are acceptable to Lessee which will be stated in a lease agreement ("New Facility Lease"); and

         WHEREAS, Lessor and Lessee wish to add this Second Amendment to the Lease to provide for the construction of the New Facility Connection and the Permanent Improvements and to address other issues related thereto on the terms and subject the conditions hereinafter set forth.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

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New Facility Connection. Lessor consents to the construction of the New Facility
Connection between the New Facility and the Demised Premises in accordance with the Plans as an authorized tenant improvement pursuant to the Lease to be treated as part of the Building in the Demised Premises. As additional consideration for Lessor permitting the New Facility Connection and the construction of the Permanent Improvements, when the New Facility and New Facility Connections and the improvements associated therewith are completed Lessee has agreed to pay the costs to provide Lessor with an updated survey ("Survey") of the Demised Premises that reflects the location of the easements and improvements as actually constructed. The Survey is to be provided to Lessor within two months after completion of the New Facility and the Permanent Improvements.

Permanent Improvements. Lessor consents to the construction of the Permanent Improvements on the Demised Premises in accordance with the Plans as an authorized tenant improvement pursuant to the Lease to be treated as part of the Demised Premises. Except as provided herein with respect to the New Facility Connection, Lessor waives any right to require Lessee to remove the Permanent Improvements at termination of Lessee's tenancy or otherwise.

Construction of New Facility Connection and Permanent Improvements. Lessee agrees to construct the New Facility Connection and the Permanent Improvements at its sole cost and expense in accordance with all laws, ordinances, governmental regulations and insurance requirements affecting the Demised Premises. Lessee agrees, in addition to the hold harmless requirements under Paragraph 17, of the Lease, that until the New Facility is completed it will use its best efforts to obtain a contractual hold harmless endorsement to the insurance policy for the Demised Premises for the benefit of Lessor and will provide Lessor with a Certificate of Insurance evidencing the same prior to commencing construction of the Permanent Improvements. Lessor waives any requirement that Lessee provide to Lessor copies of approvals, licenses or permits. Lessee agrees to obtain lien waivers from the general contractor and all subcontractors involved in the construction of the New Facility Connection and the Permanent Improvements.

Easement Agreement. Lessee shall make the improvements to both the Demised Premises and the New Facility as set forth and described in the Easement Agreement, and to the extent applicable under the Easement Agreement, obligations of the Lessee as they relate to the Demised Premises as set forth therein shall be obligations of Lessee under the Lease.

Escrow for New Facility Connection. Lessee agrees that as consideration for Lessor permitting the New Facility Connection, Lessee shall be obligated to remove the New Facility Connection within thirty days after the earlier termination or expiration of the Lease, all as set forth and described in
Section 1(e) of the Easement Agreement. Contemporaneously with the execution of this Second Amendment Lessee shall deposit with Lessor the sum of $100,000 ("Links Security Deposit"), receipt of which is hereby acknowledged by Lessor, to be held by Lessor for the faithful payment and performance by Lessee of its obligation to remove the New Facility Connection required by this Paragraph 5 and by the Easement Agreement. Lessor shall credit simple interest ( no compounding) on the Links Security Deposit each year in an amount equal to the federal prime rate of interest then in effect as of January 1st each year and shall provide Lessee with a copy of the interest accrued and credited annually by February 15th of each year showing the interest accrued for the prior year (e.g., for interest earnings for 2003 on the initial $100,000 deposit Lessor shall take the prime rate of interest in effect as of January 1, 2004 and that interest rate shall be applied for the $100,000 and credited as interest for the period between the date of this Second Amendment and December 31, 2003 and a copy of the interest earned shall be sent to Lessee by February 15, 2004). Lessor may co-mingle such deposit with Lessor's own funds. In the event that Lessee fails to remove the Links and repair the Demised Premises to the condition as existed prior to the removal of the Links, normal wear, tear and casualty excepted, then Lessor shall be entitled, at its option, to use the Links Security Deposit to complete the removal of the Links and repair of the Demised Premises. Any funds remaining of the Links Security Deposit, plus interest accrued thereon after the removal and repair is completed shall belong to Lessee. If Lessor incurs costs due to Lessee' failure to perform that are in excess of the Links Security Deposit then Lessee shall be obligated to reimburse Lessor for the same within ten (10) days of receipt of a written invoice reflecting and substantiating the costs. As long as Lessee performs the removal and repairs then Lessor shall return the Links Security

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Deposit and all interest accrued thereon shall be released to Lessee when the
Lease is terminated or has otherwise expired by its terms.

Amendment to Lease Term. Lessor and Lessee hereby agree to amend Paragraph 1 of the Lease, Term, by replacing said Paragraph 1 in its entirety as follows:

         "For and in consideration of the rents, additional rents, terms, provisions and covenants herein contained, Lessor has let, and demised to Lessee the Demised Premises as of July 1, 1998 (the "Commencement Date") and the term shall expire the 30th day of June, 2019 (sometimes called the "Expiration Date"), unless sooner terminated as hereafter provided; provided, however, the intention of Lessor and Lessee is to make this Lease Term co-terminious with the 15 year New Facility Lease. Accordingly, when the 15 year New Facility Lease is finalized with the landlord thereof, the Lessor and Lessee will sign an Addendum to this Second Amendment to Lease identifying the set Expiration Date for this Lease. If the parties fail to sign the Addendum then the Expiration Date of this Lease shall be as stated in the 15 year New Facility Lease or if no date is stated then June 30, 2019, it being understood that this is the intention of the Lessor and Lessee."

Amendment to Option Lessor and Lessee hereby agree to amend Paragraph 41 of the Lease, Term, by deleting the last two sentences of Paragraph 41 and replacing them as follows:

         "The renewal term shall begin on July 1, 2019, and terminate on June 30, 2029; provided, however if Lessor and Lessee have adjusted the Expiration Date as stated in Paragraph 6 above then the renewal term dates shall be adjusted to be reflective of the initial Expiration Date. Tenant shall exercise its option to renew the term of the Lease by giving Lessor written notice of the exercise of this option by June 30, 2018."

Continuation. Except as otherwise expressly amended hereby, the terms and provisions of the Lease shall remain in full force and effect.

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IN WITNESS WHEREOF, Lessor and Lessee have caused this Second Amendment to
Office/Warehouse Lease to be executed and delivered effective as of the date first above written.

                                                    LESSOR:
                                                    CAMBRIDGE APARTMENTS, INC.

                                      By:__________________________________
            Its:________________________________

                                                    LESSEE:
                                                    NAVARRE CORPORATION

By:__________________________________
            Its:________________________________

[Signature Page to Second Amendment to Lease Agreement between Navarre Corporation and Cambridge Apartments, Inc.]

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